UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO.__)*


                            UltraStrip Systems, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    904027109
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ] Rule 13d-1(b)

            [ ] Rule 13d-1(c)

            [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 904027109                 13G                       Page 1 of 4 Pages


________________________________________________________________________________
1.    NAMES OF REPORTING PERSONS:   Dennis McGuire

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):



________________________________________________________________________________
 2.   CHECK  THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a)  [_]
                                                                    (b)  [X]


________________________________________________________________________________
3.    SEC USE ONLY



________________________________________________________________________________
4.    CITIZENSHIP OR PLACE OF ORGANIZATION: United States of America



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    7,000,000
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    5,863,814
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    7,000,000
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    5,863,814
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,863,814, which includes:

                    (i)  7,000,000 options and warrants held individually,

                    (ii) 2,000,000 options and warrants held jointly with
                         Jacqueline McGuire and (iii) 3,863,814 shares of common stock held jointly with Jacqueline McGuire

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
         20.0


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IN - Individual

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 904027109                 13G                       Page 2 of 4 Pages


________________________________________________________________________________
1.    NAMES OF REPORTING PERSONS: Jacqueline McGuire
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):



________________________________________________________________________________
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a)  [_]
                                                                    (b)  [X]


________________________________________________________________________________
3.    SEC USE ONLY




________________________________________________________________________________
4.    CITIZENSHIP OR PLACE OF ORGANIZATION: United States of America



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    490,000
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    5,863,814
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    490,000
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    5,863,814
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,353,814, which includes:

                   (i)   400,000 options and warrants held individually,
                   (ii) 2,000,000 options and warrants held jointly with Dennis McGuire,
                   (iii) 90,000 shares of common stock held individually and
                   (iv) 3,863,814 shares of common stock held jointly with Dennis McGuire

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.0

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN - Individual

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 904027109                 13G                       Page 3 of 4 Pages

ITEM 1.(a) Name of Issuer:

                               UltraStrip Systems, Inc.
               ________________________________________________________________

       (b)     Address of Issuer's  Principal Executive Offices:

                        3515 S.E. Lionel Terrace, Stuart, FL 34997

               _________________________________________________________________


ITEM 2.  (a) Name of Person Filing:              1) Dennis McGuire
                                                 2) Jacqueline McGuire

                  Attached as Exhibit 1 is a copy of an agreement between the persons filing (as specified above) that this Schedule 13G is being filed on behalf of each of them

               _________________________________________________________________

         (b)   Address of Principal Business Office or, if none, Residence:
                           3515 S.E. Lionel Terrace, Stuart, FL 34997

               _________________________________________________________________
         (c)   Citizenship:


                  Dennis McGuire - United States of America
                  Jacqueline McGuire - United States of America
               _________________________________________________________________

         (d)   Title of Class of Securities:

                Common Stock
               _________________________________________________________________

         (e)   CUSIP Number:
                904027109

               _________________________________________________________________

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
                          Not applicable

CUSIP No. 904027109                 13G                       Page 4 of 4 Pages



ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


     Ownership: See Item 5 through 9 and 11 of cover page(s) as to each reporting person. The amount beneficially owned includes, where appropriate, securities not outstanding which are subject to options, warrants, rights or conversion privileges that are exercisable within 60 days.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


          ______________________________________________________________________

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.


          ______________________________________________________________________

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY.

               Not applicable.

          ______________________________________________________________________

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

          ______________________________________________________________________

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

              Not applicable.


          ______________________________________________________________________

ITEM 10.  CERTIFICATION

              Not applicable.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       February 14, 2006                       February 14, 2006
--------------------------------       --------------------------------
            Date                                      Date

   /s/ Jacqueline McGuire                     /s/ Dennis McGuire
--------------------------------       --------------------------------
       Signature                                   Signature


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13.d-7 for other parties for whom copies are to be sent.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                   EXHIBIT 1


In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Liveperson, Inc. and that this Agreement be included as an Exhibit to such joint filing.

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of February, 2006.


                                                     /s/ Dennis McGuire
                                                     ---------------------------
                                                     Dennis McGuire


                                                     /s/ Jacqueline McGuire
                                                     ---------------------------
                                                     Jacqueline McGuire